Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS
2007 full year revenues of $94.4 million up 92% versus 2006
Provides financial outlook for 2008
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (March 3, 2008) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today reported financial and operating results for the quarter and year ended December 31, 2007.
Key financial results for the 2007 fourth quarter:
•	Total revenues of $28.3 million increased 38% compared with $20.5 million in the prior year period

•	Net product sales of $24.1 million increased 24% compared with $19.3 million in the prior year period

•	Net loss of $8.0 million, or $0.16 per share, versus a net loss of $7.5 million, or $0.15 per share, in the prior year period
Key financial results for the 2007 full year:
•	Total revenues of $94.4 million for the year ended December 31, 2007 increased 92% compared with total revenues of $49.2 million for the year ended December 31, 2006

•	Net product sales of $79.4 million increased 73% compared with net product sales of $46.0 million in the prior year

•	Net loss for the year ended December 31, 2007 of $44.3 million, or $0.87 per share, versus a net loss of $56.5 million, or $1.19 per share, for the year ended December 31, 2006
“Santarus achieved several significant accomplishments in 2007. We nearly doubled revenues, launched two co-promotion products, announced progress with Schering-Plough’s ZEGERID® brand OTC product development, signed license and distribution agreements for immediate-release omeprazole products with GlaxoSmithKline in more than 100 countries and reduced our net loss by 22%,” said Gerald T. Proehl, president and chief executive officer of Santarus. “In addition, contributions from our business development agreements allowed us to fund our operating cash needs without issuing dilutive equity capital.”

Additional Business Highlights
Key fourth quarter accomplishments and recent highlights include:
•	Grew ZEGERID (omeprazole/sodium bicarbonate) brand total prescriptions to approximately 253,000 in the fourth quarter of 2007, an increase of 71% versus total prescriptions in the fourth quarter of 2006. For the full 2007 year, total ZEGERID prescriptions grew approximately 116% compared with total ZEGERID prescriptions in 2006.

•	Received an $11.5 million upfront payment in December 2007 under agreements granting exclusive rights to GlaxoSmithKline plc (GSK) to commercialize prescription and over-the-counter (OTC) immediate-release omeprazole products for a number of markets in GSK’s International Region (including in Africa, Asia, the Middle-East, and Central and South America) and to distribute and sell ZEGERID brand prescription products in Puerto Rico and the U.S. Virgin Islands. According to the market research firm IMS Health Incorporated, aggregate annual retail sales for proton pump inhibitor (PPI) products in selected markets covered by these agreements are approximately $2 billion.

•	Announced the launch of ZEGERID Capsules and Powder for Oral Suspension by GSK in Puerto Rico and the U.S. Virgin Islands in February 2008. The total annual retail sales of all prescription PPI products in Puerto Rico and the U.S. Virgin Islands are approximately $124 million, according to IMS Health.

•	Reported positive results in early January 2008 from a clinical trial with immediate-release ZEGERID Capsules 40 mg/1100 mg and two leading PPIs, Protonix® (pantoprazole sodium) delayed-release tablets 40 mg and Prevacid® (lansoprazole) delayed-release capsules 30 mg. The study evaluated the effect of morning PPI dosing on 24-hour gastric acid control in patients with symptoms of gastroesophageal reflux disease (GERD) and showed that control of gastric acidity was significantly longer with ZEGERID.
Fourth Quarter 2007 Financial Results
Total revenues for the fourth quarter of 2007 were $28.3 million, consisting of $24.1 million in net product sales and $4.2 million in contract revenue. Santarus reported $20.5 million in total revenues in the fourth quarter of 2006, including $19.3 million in net product sales and $1.2 million in contract revenue.
Santarus reported a net loss of $8.0 million, or $0.16 per share, for the fourth quarter of 2007, compared with a net loss of $7.5 million, or $0.15 per share, for the fourth quarter of 2006. The 2007 net loss included an increase in non-cash stock-based compensation expense of approximately $4.6 million, due primarily to equity compensation programs for employees below the vice president level implemented in the 2007 fourth quarter.
The cost of sales was $2.2 million, or approximately 9% of net product sales, in the fourth quarter of 2007, compared with $1.5 million in the fourth quarter of 2006, which was approximately 8% of net product sales.
Santarus reported license fees and royalties of $3.4 million in the fourth quarter of 2007, which approximated 14% of net product sales and consisted of royalties payable to the University of Missouri and to Otsuka America Pharmaceutical, Inc. License fees and royalties were $2.7 million in the fourth quarter of 2006.
Selling, general and administrative expenses were $29.5 million for the fourth quarter of 2007, and $23.1 million for the fourth quarter of 2006. The increase in selling, general and administrative expenses was primarily attributable to costs associated with the company’s sales force expansion in late 2006 and non-cash stock-based compensation expense associated with equity compensation programs for employees below the vice president level implemented in the fourth quarter, offset in part by decreases in advertising and promotional activities.

Full Year 2007 Financial Results
The company reported total revenues of $94.4 million for the year ended December 31, 2007, consisting of $79.4 million in net product sales and $15.0 million in contract revenue. For the year ended December 31, 2006, Santarus reported $49.2 million in total revenues, consisting of $46.0 million in net product sales and $3.2 million in contract revenue.
Santarus reported a net loss of $44.3 million, or $0.87 per share, for the year ended December 31, 2007, compared with a net loss of $56.5 million, or $1.19 per share, for the year ended December 31, 2006.
As of December 31, 2007, Santarus had cash, cash equivalents and short-term investments of $64.7 million, compared with $75.5 million as of December 31, 2006, a decrease of $10.8 million. This decrease resulted primarily from the company’s net loss for 2007, adjusted for non-cash stock-based compensation and changes in operating assets and liabilities. Included in cash, cash equivalents and short-term investments as of December 31, 2007 was the $11.5 million received under the license agreement with GSK. Santarus believes it will not need to raise additional funds to finance current operations over the next 12 months; however, the company may pursue raising additional funds in connection with licensing or acquisition of new products. Sources of additional funds may include funds generated through strategic collaboration or licensing agreements, or through equity, debt and/or royalty financing.
Financial Outlook for 2008
Santarus expects to report total revenues in 2008 of $115 million to $130 million, including estimated year-over-year growth of ZEGERID net product sales of 25% to 30%.
The company affirmed that it expects to achieve breakeven in the fourth quarter of 2008, including contributions from existing contract revenue sources, the components of which may include milestone or other payments.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, March 3, 2008. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 32004161. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at, www.santarus.com and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed PPI. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected total revenues, the potential for and timing of breakeven, liquidity and other financial performance and the potential to grow ZEGERID brand net product sales. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in

Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, its ZEGERID products and any other products that it or its strategic partners market; the scope and validity of patent protection for Santarus’ products, including the outcome and duration of its patent infringement lawsuits against Par Pharmaceutical, Inc., and Santarus’ and its strategic partners’ ability to commercialize products without infringing the patent rights of others; Santarus’ dependence on a number of third parties, such as GlaxoSmithKline under the license and distribution agreements and Schering-Plough under the OTC license agreement; adverse side effects or inadequate therapeutic efficacy of Santarus’ products or co-promotion products that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics, including the impact of currently available generic PPI products and the introduction of additional generic PPI products; Santarus’ ability to further diversify its sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc. All other trademarks appearing in this release are the property of their respective owners.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents and short-term investments	$64,678	$75,534
Accounts receivable, net	9,681	7,134
Inventories, net	6,157	6,979
Other current assets	2,340	1,243

Total current assets	82,856	90,890
Long-term restricted cash	1,400	1,700
Property and equipment, net	667	334
Other assets	421	704

Total assets	$85,344	$93,628

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$37,355	$22,534
Allowance for product returns	5,947	1,623
Current portion of deferred revenue	13,972	7,722

Total current liabilities	57,274	31,879
Deferred revenue, less current portion	12,722	15,444
Total stockholders’ equity	15,348	46,305

Total liabilities and stockholders’ equity	$85,344	$93,628

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Product sales, net	$24,049	$19,348	$79,403	$45,980
Contract revenue	4,233	1,120	15,025	3,263

Total revenues	28,282	20,468	94,428	49,243
Costs and expenses:
Cost of sales	2,209	1,472	7,301	4,927
License fees and royalties	3,367	2,709	11,117	6,437
Research and development	1,893	1,585	6,849	7,572
Selling, general and administrative	29,497	23,107	116,503	89,828

Total costs and expenses	36,966	28,873	141,770	108,764

Loss from operations	(8,684)	(8,405)	(47,342)	(59,521)
Interest and other income, net	693	935	3,077	3,055

Net loss	$(7,991)	$(7,470)	$(44,265)	$(56,466)

Basic and diluted net loss per share	$(0.16)	$(0.15)	$(0.87)	$(1.19)

Weighted average shares outstanding to calculate basic and diluted net loss per share	51,309,805	50,187,259	51,060,650	47,355,050
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